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                                                                  EXHIBIT 10.26


                              EMPLOYMENT AGREEMENT

         AGREEMENT dated as of January 11, between Dataflex Corporation, a New Jersey corporation, which has its principal office at 3920 Park Avenue, Edison, New Jersey 08820 (hereinafter, the "Company") and Anthony Lembo (hereinafter, the "Executive").

         WHEREAS, the Company desires to employ the Executive as Vice President of Dataflex Southeast, a division of the Company; and

         WHEREAS, the Executive is willing to accept such employment as Vice President of Dataflex Southeast, a division of the Company;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

         1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

         2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the "Closing Date," as defined in that certain Asset Purchase Agreement, dated as of November 17, 1994 (the "Asset Purchase Agreement"), by and between


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the Company and National Data Products, Inc. ("NDP") and shall terminate on the third anniversary of such Closing Date.

         3. Compensation. For the services to be rendered by the Executive under the terms of this Agreement, the Company shall pay the Executive a basic salary of $125,000 per year or such greater amount as may be approved from time to time by the Company's Board of Directors (the "Basic Salary"), payable in equal by-weekly installments. In addition to such Basic Salary, the Executive shall be entitled to compensation in an amount equal to $50,000 per year, or such greater amount as may be approved from time to time by the Company's Board of Directors, if, but only if, the Dataflex Southeast division of the Company meets or exceeds certain financial targets to be determined by the Company's Board of Directors. Such compensation in excess of Basic Salary shall be payable within ninety (90) days after the end of each fiscal year of the Company during the employment term.

         4. Duties.

         A. The Executive in engaged as Vice President of Dataflex Southeast, a division of the Company with all of the responsibilities commensurate with such title. The precise services of the Executive may be modified, enlarged

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or limited, from time to time, at the discretion of the Company's Board of
Directors or the President or Chief Executive Officer. During the term of this Agreement, the Executive shall devote his full business time, energy and skill to his employment as Vice President of Dataflex Southeast, a division of the Company.

         B. During the term of this Agreement, the Executive shall not be required to relocate to any office of the Company which would require him to change his principal residence from that maintained by the Executive on the date hereof.

         5. Restrictive Covenants.

         A. The Executive recognizes and acknowledges that the list of the Company's customers, as it may exist from time to time, is a valuable, special, and unique asset of the Company's business. The Executive will not, during, or for one (1) year after the term of his employment, disclose the list of the Company's customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

         B. During the term of this Agreement and for one year after the termination of this Agreement, the Executive will not, directly or indirectly, within New Jersey, New York, Connecticut, Massachusetts, Pennsylvania, California,

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Illinois, Arizona, Florida and such other states, in which the Company may or does do business, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business competitive with or otherwise similar to the business conducted by the Company during the term of the Executive's employment hereunder.

         C. In the event of a breach or threatened breach by the Executive of the provisions of this paragraph 5, the Company shall be entitled to injunctive relief to enforce its rights hereunder. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

         D. The Executive acknowledges and agrees that the covenants set forth in this paragraph 5 are given in consideration of the purchase by the Company of substantially all of the assets of NDP, as set forth in the Asset Purchase Agreement, and that such covenants are therefore enforceable under the laws of the State of Florida.

         E. This Paragraph 5 shall survive the termination of this Agreement.

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         6. Expenses. With the prior approval of the President or Chief
Executive Officer of the Company or the President of the Dataflex Southeast division of the Company, the Executive is authorized to incur reasonable expenses in connection with the business of the Company, including expenses for entertainment, travel, and similar items. The Company shall reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures.

         7. Insurance. The Company shall have the right, from time to time, to apply for and take out in its name and at its own expense, life, health or other insurance upon the Executive in any sum or sums which may be deemed necessary by the Company to protect its interest under this Agreement, and the Executive shall do all such things as may be necessary to assist in the procuring of such insurance by making proper application therefor as may be required by an insurance company and submitting to the usual and customary medical examination.

         8. Other Plans. In addition to the compensation provided for in Paragraph 3 hereof, the Executive shall be entitled to participate in any group life, medical, pension, retirement, profit sharing and other employee benefit plans, vacations, and other types of deferred compensation

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arrangements afforded generally by the Company to other officers of the Company, subject to his meeting applicable eligibility requirements, and nothing herein contained shall be deemed to preclude the Executives participation in any such plan.

         9. Termination

         A. The Company shall have the right to terminate the Executive's employment under this Agreement if the Executive:

                  (i) is convicted of a felony, or pleads guilty or nolo contendere to such felony or lesser charge which results from plea bargaining; or

                  (ii) breaches any material term or condition of this Agreement in any material respect and fails to cure such material breach within the latter of thirty (30) calendar days after receiving written notice of such breach from the Company or such reasonable period of time as is necessary to cure such breach; or

                  (iii)dies, or is disabled such that he is unable to perform each of the material duties of his employment; or

                  (iv) the Company shall reasonably believe that the Executive has committed an act of fraud, theft or dishonesty against the Company.

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         B. If this Agreement is terminated pursuant to Paragraph 9A hereof, the
Company shall be under no obligation or liability to the Executive except to pay to him such Basic Salary to which he may be entitled pursuant hereto through the date of such termination and the compensation described in the second sentence of paragraph 3 hereof through the last full fiscal year completed prior to the date of termination. No compensation in excess of Basic Salary will be earned for the fiscal year of termination. Such funds shall be payable to the Executive, or his personal representative, within sixty (60) days after such termination, or the appointment of a duly authorized personal representative, whichever is later.

         C. The Company shall also have the right to terminate the Executive's employment without cause. In such event, the Company shall be required to pay to the Executive the remaining Basic Salary as then in effect to which the Executive is entitled for the remaining term of this Agreement. The Company's Board of Directors may not reduce the Executive's Basic Salary in contemplation of such termination. The remaining Basic Salary shall be payable in one lump-sum within thirty-one (31) days after such termination. In addition, the Executive will be entitled to the compensation described in the second sentence of

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Paragraph 3 hereof through the last full fiscal year completed prior to the date of termination. No compensation in excess of Basic Salary will be earned for the fiscal year of termination.

         10. Death During Employment. Notwithstanding any other provision in this Agreement to the contrary, if the Executive dies during the term of his employment hereunder, the Company shall:

         A. pay to the estate of the Executive within six (6) months of the Executive's death, all of the Basic Salary which would otherwise be payable to him up to the later of (i) three years from the date of death or (ii) the third anniversary of the date hereof. The amount of Basic Salary to be used in determining the amount payable to his estate pursuant to the preceding sentence shall be the Basic Salary in affect on the date of his death; and, in addition,

         B. pay a total of $5,000 to the estate of the Executive, within sixty
(60) days after the death of the Executive.

         11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence, in the case of the Executive, or to its principal office, in the case of the Company.

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         12. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

         13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

         14. Entire Aareement. This instrument contains the entire agreement of the parties. It may not be changed or modified except by an agreement in writing signed by the parties hereto.

         15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by the

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Executive without the prior written consent of the Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first, written above.

ATTEST:                          DATAFLEX CORPORATION

                                 By: /s/ Richard C. Rose
                                    ------------------------------------------
                                   Title: Chairman and Chief Executive Officer

                                     /s/ Anthony Lembo
                                 ---------------------------------------------
                                      Anthony Lembo


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